Highwater Ethanol, LLC

Investor Update

January 2019
Winter Newsletter

Highwater Ethanol, LLC

Contact Info:

24500 US Highway 14
PO Box 96
Lamberton, MN 56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

EMAIL:
info@highwaterethanol.com

WEBSITE:
www.highwaterethanol.com

From the Desk of Highwater Ethanol, LLC

CEO Brian Kletscher

Happy New Year!! We are nearing the completion of 9.5 years in operation at Highwater Ethanol. We have made great progress on our operations and debt reduction. Our debt is currently at $5.75 million on long term debt and $6.5 million on our term revolver which we used for operation. This is a nice reduction from where we started 9.5 years ago with debt at $65.4 million.

We filed our Form 10-Q for the 3rd Quarter with the SEC on September 11, 2018. We had a net loss for the 3rd Quarter of $1.948 million. Margins continue to be up and down this year. We continue to focus on operations to ensure the best efficiencies we can get at your facility. Through the end of the 3rd Quarter, we are produced 2.92 gallons of denatured ethanol per bushel of corn ground. We continue to review enzymes, yeast and other items to ensure the best efficiencies.

We currently have an application pending with the MPCA to increase the limits in our air emissions permit which would allow us increase ethanol production from 59.5 million gallons per year {mgpy} to 70.2 mgpy. We believe this increase can be accomplished with your current facility with no capital expenses. The application is going through the review process at this time. We are hopeful this permit will be approved by March 1, 2019. Even though this permit would allow for increase production, we will continue to monitor the ethanol markets and demand to ensure additional ethanol is needed in the market prior to increasing our production rate. We are hopeful all ethanol facilities will show the discipline to produce the amount of ethanol that is needed rather than just producing as much as possible. We believe that this will allow margins to improve in the future.

Margins in the ethanol industry have been at lows we have not seen since 2012. Many believe with low corn prices that our margins should be greater. However, we have experienced some of the lowest ethanol net backs in the past 13 years. Corn prices 13 years ago were near $1.85 locally; currently we are at $3.40 locally. That $1.55 increase in corn prices has a significant impact on margins. Demand for ethanol continues to increase domestically and exports demand has also increased. However, these increases have been off set with higher ethanol production throughout the United States. We believe that better discipline is needed by our industry to match production with domestic and export demand.

Changes Coming Regarding Purchasing Corn at Highwater Ethanol. Effective on February 1, 2019, Highwater Ethanol will begin purchasing corn directly from producers. We have terminated the Grain Origination Agreement that we had with CHS, Inc. Please find additional information below in the newsletter regarding this item.

Industry Information. E15 and Exports should be a continued priority in 2019. Exports are needed to support a very efficient U.S Ethanol industry. As production continues to increase in the U.S., exports will be critical for the industry in the future. We have seen increased interest from several countries including Mexico, Canada, China, Japan, Vietnam, Philippines, India and many other others. In addition, we encourage using a higher blend such as E15, E30 or E85! This will continue to reduce our dependence on crude oil and continue to clean the air!! Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with MN Bio Fuels Association to promote ethanol use and we are working to move E15 forward in the State of Minnesota. Minnesota currently has over 322 - E15 pumps available as well as many blend pumps to ensure the consumer has a choice. As owners in the ethanol industry each member should be doing their part in using a higher blend of ethanol and asking for the higher blends of ethanol if it is currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. Both of these entities do a great job in representing the ethanol industry at the Federal level.

Our Mission Statement: "To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future."

Highwater Ethanol's Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long - term core investments.

A few core priorities that were identified include: 1) remain a low cost, efficient and high-quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term debt reduction.

I encourage you to visit our web page at highwaterethanol.com. This will give your markets, weather, investor information and related items. Like us on Facebook!

If you are ever passing through the area and would like a tour of your facility, please stop by. We would be very happy to walk you through the facility.

Our management team consists of; Luke Schneider, CFO, Shane Rasset, Plant Manager, Tom Streifel, Risk/Commodity Manager, Derek Trapp, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, EHS Manager and Tim Apitz, EHS Manager. We have positioned our team to be successful in the ethanol industry.

A reminder that our 2019 Highwater Ethanol Annual Meeting is scheduled for Thursday, March 7, 2019. We hope to see you there!

Have a safe winter!!!

We will take care of the present as we focus on the FUTURE!

Brian Kletscher, CEO
Highwater Ethanol, LLC



Curious George

Truth be told, George Goblish was a tad reluctant at first blush to enroll in the Minnesota Agricultural Water Quality Certification Program.

"I'm a farmer, so naturally I have an independent streak in me," Goblish says. "It wasn't that I was against it – I just had questions about the program – so I started asking people who were already enrolled. Those questions were answered."

Goblish discussed the MAWQCP with his fellow board members on the Minnesota Soybean Growers Association and the Minnesota Corn Research and Promotion Council.

"Both organizations are passionate about water quality and conservation, and they're very supportive of programs like the MAWQCP," Goblish says. "Fortunately, all I heard were great things from other farmers about the certification process."

Goblish consulted with his local Soil and Water Conservation District to begin the certification process. Then a funny thing happened, Goblish recalls. He was told he was mostly already in compliance and didn't have to alter many of his practices on his Redwood County farms to complete the enrollment.

"I realized that I was doing everything right anyhow," says Goblish, who farms 2,250 acers with his wife, Jen; his sons, Jordan and Jayden; and father, Joe, in northwestern Redwood County. "It was fairly simple – they went in and took a look at my farms and said things like, 'Well, you have buffers here and CRP, so you automatically qualify.' Only one farm I had to do something different to, and they helped me through it."

Farmers can contact their local Soil and Water Conservation District to apply for MAWQCP certification and then complete a series of steps with local certifiers using a 100 percent site-specific risk assessment process. By law all data is kept private, and only by signing a formal release can a farmer's name be released publicly. After becoming certified, farmers like the Goblishs receive a 10-year contract ensuring them they will be deemed in compliance with any new water quality laws, an official MAWQCP sign to display on their farm, and other benefits developed by local MAWQCP providers.

More than 660 producers are currently certified in the program, covering more than 415,000 certified acres, and implementing more than 1,250 new conservation practices.

"We appreciate farmers like George taking a leap of faith and enrolling in the MAWQCP," says Brad Redlin, MAWQCP project manager. "The whole goal of the program is to work for farmers, not against them. We're all on the same team."

Now, Goblish is spreading the word to other farmers about his positive experience through the enrollment process.

"I'm happy to tell people that I'm certified," he says. "It was a pretty painless process, and I'm glad I got past my initial reservations and became enrolled. It's the right thing to do to ensure I'm employing best management practices on my operation for years to come."



Congressman Collin Peterson stopped by Highwater Ethanol on Wednesday, October 17, 2018 to visit with Brian Kletscher, CEO and the Management Team at Highwater Ethanol. They visited about his work on the Farm bill, his promotion of ethanol and the recent announcement of E15 for year-round sales. Congressman Peterson reaffirmed his commitment to the promotion and use of ethanol and ethanol blends, he will continue to work hard for rural Minnesota. Rep. Peterson was in the area to recognize Red Rock Central Secondary School which was recently recognized as a Blue-Ribbon School.



Pictured: Lisa Landkammer, EHS Manager, Tom Streifel, Commodity Manager, Luke Schneider, CFO, Brian Kletscher, CEO, Congressman Collin Peterson, Tim Apitz, Lab Manager, Shane Rasset, Plant Manager

On August 28, 2018 Highwater Ethanol was fortunate to be toured by the World Press Institute 2018 Fellows. The 2018 World Press Fellows come from 10 vastly different countries that together encompass nearly a fourth of the world's population. They approach journalism with a deep sense of dedication and responsibility, and they are eager to learn about journalism and life in the world's most powerful democracy. Applicants for the WPI fellowship must have at least five years of professional experience in journalism, must be currently employed as journalists working outside the United States and must be fluent in oral and written English.



Touring the Highwater Ethanol facility: Ms. Josefina Pagani – Argentina, Mr. Rafael Gregorio – Brazil, Ms. Yana Nikolova – Bulgaria, Ms. Saw Nang Lwin – Burma, Ms. Jenny Jannari – Finland, Mr. Jalees Andrabi – India, Ms. Lidianna Rosli – Malaysia, Ms. Joana Azevedo Viana – Portugal, Mr. Alexey Kovalev – Russia.

On Thursday, October 4, 2018 Highwater Ethanol, Meadowland Farmers Coop and the Redwood County Corn and Soybean Growers and their check off dollars participated in promoting E15 {88 octane}, E30 and E85. This opportunity was our chance to say "Thank you" to the area on supporting our farmers and the commodities they produce. You may ask yourself, "How does purchasing higher ethanol blends impact our area farmers?" Higher ethanol blends go hand in hand with the need to use additional corn. It has a domino effect throughout the region and the Midwest, we need to promote continued growth in ethanol demand to increase the usage of corn that our area and Midwest producers grow. We encourage you to continue the use of E15 {88 octane} in your pickup or car if it is 2001 or newer, which is approximately 90% of the vehicles on the road today. Also note that E15 {88 octane} is approximately $.05 less than 87 octane, use E15 {88 octane} today, help the rural economy, clean the environment, and save some money!



Pictured: Brian Kletscher, CEO – Highwater Ethanol, Jeff Sorenson – Redwood Corn and Soybean Growers, Mike Trosen, GM – Meadowland Farmers Coop and Eric Squires, Energy Manager – Meadowland Farmers Coop

What is E15?

E15 is a fuel that contains 15% ethanol and 85% gasoline. Most fuels (ie: unleaded octane rating 87 - 91) contain 10% ethanol. E15 can be found at gas stations throughout Minnesota and is also branded as Unleaded Plus and Unleaded 88.

Can You Use E15?

If you own a vehicle that's 2001 or newer, then yes! In 2011, the U.S. Environmental Protection Agency (EPA) announced that all light-duty vehicles made in 2001 or later can use E15. Furthermore, you'll be pleased to know that the EPA tested E15 over 6.5 million miles before approving its use in light-duty vehicles 2001 and newer.

What Are The Benefits of Using E15?

E15 is cheaper than regular unleaded octane 87 gasoline. Second, because ethanol has a high octane rating, E15 has an octane rating of 88 which is better for your vehicle.
Ethanol is also cleaner than gasoline so when you use E15, your vehicle emits fewer greenhouse gases. Moreover, ethanol is a homegrown fuel so when you use E15, you are boosting Minnesota's economy and reducing our dependence on foreign oil.
To find a station that offers E15, visit mnbiofuels.org/map or download our free Minnesota.



The Financial Insights

CFO Luke Schneider

Welcome to Fiscal Year 2019! Highwater's Fiscal Year 2018 came to a close on October 31st. The process of completing the year-end Form K-1 will soon be underway and we expect to have the Form 10-K filed by the end of January.

Fiscal Year 2018 was a tough year for Highwater. Crush margins were slim at the beginning of the year and disappeared in the second half of the fiscal year. During the end of the fiscal year, ethanol prices dropped to levels we have not seen in the last decade. This has led to most of our recent months having slim to negative cash flow.

While in the current depressed margin environment, Highwater continues to manage its cash. We continue to make monthly payments on our Term Note and utilize our Term Revolver like a line of credit, borrowing money when cash is needed and reducing the Term Revolver when cash is available.

Highwater has decided to not pay out a distribution for Fiscal Year 2018. This decision was difficult but necessary under the current and past year market conditions. We again want to thank you, our members, for your continued support and look forward to continued success in years to come.

Please keep an eye out for a few items from Highwater during the next few months. Our above mentioned year-end filing, the Form 10-K, will be filed and made available online during the end of January. The Form 10-K will also be mailed in our packet prior to the March Annual Meeting. On the tax side, the 2018 Highwater K-1s are planned for delivery in the first half of February.

Since our year-end financials aren't available yet, I have included again the breakdown of Statement of Operations for both the 3rd Quarter individually and in total for the nine-month period. Further detail regarding our financial performance can be found in our Form 10-Q filings that are available through our website.

	Three Months Ended July 31, 2018 (Unaudited)	Nine Months Ended July 31, 2018 (Unaudited)
Revenues	$ 25,888,608	$ 73,131,232
Cost of Goods Sold	27,415,993	72,426,988
Gross Profit (Loss)	(1,527,385)	704,244
Operating Expenses	658,967	2,192,660
Operating Profit (Loss)	(2,186,352)	(1,488,416)
Other Income (Loss)	(144,553)	(460,202)
Net Income (Loss)	$ (2,330,905)	$ (1,948,618)
Weighted Average Units Outstanding	4,814	4,814
Net Income (Loss) Per Unit	$ (484.19)	$ (404.78)

Here's to an Improved Fiscal Year 2019!!

Sincerely,

Luke Schneider CFO

Plant Manager Happenings
Shane Rasset



I

Happy Holidays from Highwater Ethanol!!! The facility continues to run consistently with very few minor outages for repairs. It's hard to believe that the majority of equipment here has been in service for almost 10 years and continues to be very reliable. Many smaller items like pressure and flow instrumentation and valves are nearing the end of their life expectancy and are being replaced. Pumps and motors have been replaced and/or rebuilt on a reoccurring schedule to ensure they stay reliable. We've had a few minor outages this year to address a couple of these items and add some additional equipment to improve our efficiencies.

The MPCA has yet to approve our air permit application from spring 2017 for an increase in production. Part of the delay is due to the agency releasing a new database/permit software that all of our information is rolling over to. The new version is not compatible with previous software used by the agency and it requires all of our information to be manually added and all of the equipment designations to be changed. We have been working closely with the agency to gather all necessary information needed and the latest timeline update is that a draft permit will be submitted to us for review in the next 1-2 weeks.

Your employees here take pride in the facility and I am reminded of it daily!! Every visitor that I interact with tells me how clean the facility is and how much of a joy the personnel are to work with. Hearing that from folks that have a lot of experience in the industry makes me feel like we are doing something right.

We continue to look for cost savings and efficiencies to squeeze everything out of the plant that we can. Hopefully in the next couple of months we will be able to increase production and the markets will turn to our favor. Have a safe and happy holiday season!

Shane Rasset

From the Commodity Desk
Tom Streifel



It is mid-winter, which is the usual time for the markets to transition from looking back at last year to now focusing on prospective 2019 acres and weather. Many farmers are wondering if they should forward sell some 2019 production or wait. This debate is an annual event with the same answer; you will find out by late July if your decision was right or wrong. The 2018 crop was a mixed bag for our region with those lucky enough to avoid the bouts with excessive rains netted normal or better yields while the unfortunate ones saw yields 10-30% below last year. The overall quantity was down approximately 15% vs last year, but quality of the crop was good.

Margins have been on the lean side the past year. Ten years ago, when analysts were modeling their long-range forecasts for ethanol demand, they were projecting annual U.S. gasoline demand near 150 billion gallons, which at a 10% blend rate would require 15 billion gallons of ethanol. Annual U.S. gasoline consumption is near 143 BGPY. U.S. ethanol production exceeds domestic demand by 7-9%, so we have two choices for ethanol prices to improve; either export more or curb production. The industry had high hopes for increased exports, namely to China, Turkey and southeast Asia, but political issues are handcuffing those efforts. Exports should improve slowly as other countries realize the environmental benefits of using renewable vs fossil fuels.

As of February 1, Highwater will commence buying corn as well as completing all the associated accounting in house. The change will curb costs as well as make it more accommodating for area corn producers to sell to HE. Feel free to stop by or call Kimberly, Nate or myself to answer any questions.

Tom Streifel

Highwater Ethanol, LLC 2019 Annual Meeting March 7, 2019 9:30 a.m. Preliminary Agenda

1. Welcome & Call to Order: David Moldan, Chairman and Brian Kletscher, CEO
2. Rules of Conduct/Proof of Notice of Meeting/Report on Quorum: David Eis, Secretary
3. Proposals: Mandy Hughes, Brown/Winick

   - *Proposal 1:*
     - Election of three Governors. Standing for election are incumbent governors, Group 1; Ron Jorgenson, Russ Derickson and Mike Landuyt.
   - *Proposal 2*
     - Advisory approval of the Company's executive compensation (Say-on-Pay). The Board recommends approval of the compensation of the executive officers.
   - *Proposal 3*
     - Advisory approval of the frequency of the Say-on-Pay vote (similar to Proposal Two). The Board recommends that the Say-on-Pay vote be held every three years.

4. Voting on Proposals: David Moldan, Chairman
5. Report by Chairman: David Moldan
6. Presentation of 2018 Financial Statements: Luke Schneider, CFO
7. Overview of Operations: Brian Kletscher, CEO
8. Election Results
9. Question and Answer

Highwater Ethanol will begin purchasing corn on our own beginning Friday, February 1, 2019. We have terminated our Grain Origination Agreement that we have had with CHS, Inc.

What will stay the same?

1. You can continue to call our office at 507-752-6160 to sell your corn to be delivered to Highwater Ethanol.
2. You can visit with Kimberly, Nate or Tom on the sale of your corn to Highwater.
3. Contracts offered at Highwater Ethanol will be Cash, Fixed Price, Basis contract and Hedge to Arrive Contract.
4. We will also offer Delayed Price {DP}.
5. The attractive discount schedule will remain the same. No Shrink to 14%, no deduct for moisture until 15.1% moisture.

What will change?

1. Highwater Ethanol will be paying the customers directly from Highwater Ethanol.
2. Payment can be made the day of delivery if requested. You can also request to be paid when your contract is completely delivered. We will work to meet our customers needs.
3. All contracts will be written directly with Highwater Ethanol.
4. All information will come directly from Highwater Ethanol, assembly sheets and other related items.
5. We are currently writing contracts at this time, for delivery starting February 1, 2019.
6. We will have daily corn quotes available to your cell phone if you choose this.

I encourage you to call one of our team members to get your account set up today! We look forward to becoming your first choice for selling your corn in this area!